EXHIBIT 99.6

FORM OF

MUTUAL TERMINATION AGREEMENT

MUTUAL TERMINATION AGREEMENT, dated as of November 18, 2005 (this “Agreement”), by and among BroadVision, Inc. (the “Company”), a Delaware corporation, Bravo Holdco (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and Bravo Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company.

RECITALS

WHEREAS, the Company, Parent and Merger Sub are parties to an Agreement and Plan of Merger, dated as of July 25, 2005 (as amended, the “Merger Agreement”) (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement); and

WHEREAS, the Company, Parent and Merger Sub wish to terminate the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

1.             The Company, Parent and Merger Sub hereby agree that (i) subject to Section 3 hereof, the Merger Agreement is terminated as of the date hereof by mutual written consent in accordance with Section 7.1(a) thereof without any liability on the part of Parent, Merger Sub, the Company, or any of their respective parents, subsidiaries, directors, officers, agents, representatives, shareholders and other affiliates (“Related Parties”) (and each of their respective Related Parties), except as provided herein, and (ii) the Company shall pay to Parent an amount of cash equal to $980,000 plus interest accruing at an annual rate of 6% ($161.10 per day) from and after the date hereof until the date such amount is paid in full (collectively, the “Expense Reimbursement”) on or before January 17, 2006 by wire transfer in immediately available funds to Parent pursuant to the written instructions provided to the Company by Parent.  If the Company fails to make the required payment in a timely manner, Parent and Merger Sub shall be entitled to exercise the rights and shall be entitled to indemnification set forth in Section 7.3(h) of the Merger Agreement.

2.             Each of the Company, Parent and Merger Sub, on behalf of itself and all present or former parents, subsidiaries and other affiliates, hereby releases the other parties and their Related Parties (and each of their respective Related Parties) from all claims, demands, debts, liabilities, obligations, agreements, promises, losses, damages, demands, rights, actions or causes of action, whether known or unknown, whether at law or equity, whether direct or derivative (herein “Claim” or “Claims”) arising under or relating to the Merger Agreement or any of the transaction(s) described or referred to in the Merger Agreement; provided however, that nothing in this Agreement shall be construed to release any Claim arising under or relating to the Non-Disclosure Agreement, this Agreement or the Transfer Agreement (as defined below).

3.             It is a condition precedent to the effectiveness of this Agreement that Pehong Chen enter into that certain transfer agreement with Vector Capital III, L.P., an affiliate of Parent and Merger Sub (“Vector III”), in the form attached hereto as Exhibit A  (the “Transfer Agreement”), pursuant to which Pehong Chen agrees to cause Honu Holdings LLC to acquire the entire rights, title and interest in, to and under those certain Senior Subordinated Secured Convertible Notes (the “Note”) of the Company of an aggregate principal amount of $12,799,999 held by Vector III and consummate the transactions contemplated thereby, including the full payment of the Purchase Price (as defined in the Transfer Agreement) to Vector III.

4.             Each of the Company, Parent and Merger Sub hereby represents and warrants to the other parties that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with its provisions, (b) this Agreement has been duly authorized, executed and delivered by such party, and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

5.             This Agreement shall be construed and enforced in accordance with, and be governed by, the laws of the State of Delaware without regard to its conflict of law provisions, and it may not modified, amended or terminated, nor may the provisions hereof be waived, other than in a written instrument executed by all parties hereto.

6.             This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Mutual Termination Agreement as an agreement as of the date first above written.

BRAVO HOLDCO

By:
Name: Christopher Nicholson
Title: Director

BRAVO MERGER SUB, LLC

By:
Name: Christopher Nicholson
Title: Chief Executive Officer

BROADVISION, INC.

By:
Name: Pehong Chen
Title: Chief Executive Officer

EXHIBIT A

See Exhibit 99.7 to
this Third Amended Statement

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